                                                        Rules 424(b) and 424(c)
                                                     Registration No. 333-18403


                                SUPPLEMENT TO
                      PROSPECTUS DATED DECEMBER 30, 1996


                         THE SELLING SECURITY HOLDER


The Company made an additional contribution of 1,000,0000 shares of Common Stock (the "Subsequent Shares") to the Trust in March, 1997, and has filed a registration statement on Form S-3 to register the Subsequent Shares for resale from time to time at the sole discretion of the Trust. The investment adviser for the Subsequent Shares is also the investment advisor for the Shares covered by this Prospectus. The Subsequent Shares and the Shares covered by this Prospectus are the only Dana Common Stock owned by the Trust. The Trust will not own any Data Common Stock after they are sold.